EXHIBIT 3.1(w)(i)

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                          Certificate of Incorporation

                                     - of -

                 Monetary Management Corporation of Pennsylvania


               The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the laws of the State of Delaware, particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto (hereinafter referred to as the "General Corporation Law of Delaware"), hereby certifies that:

               FIRST:  The name of the Corporation is

              MONETARY MANAGEMENT CORPORATION OF PENNSYLVANIA

               SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 201 North Walnut Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Company Corporation.

               THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

               FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is two hundred (200), no par value, all of which are the same class and all of which are designated as common stock.

               FIFTH: The name of the incorporator is Hilary B. Miller, and the mailing address of the incorporator is 112 Parsonage Road, Greenwich, Connecticut 06830-3942.

               SIXTH:  The Corporation is to have perpetual existence.

               SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the



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     application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors of class of creditors, or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement, the said compromise or arrangement and the said reorganization, if sanctioned by the court to which the said application has been made, shall be binding on all of the creditors or class of creditors, or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

               EIGHTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to make, alter and repeal the bylaws and to adopt any new bylaws, of the Corporation.

               NINTH: The Corporation shall, to the fullest extent permitted by
     Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The indemnification provided for herein shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

               TENTH: No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of




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     law, (iii) under section 174 of the General Corporation Law of Delaware, or
     (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware shall hereafter be amended to authorize the further domination or reduction of the liability of directors, then the liability of a director, in addition to the limitation provided for in this Article TENTH, shall be limited to the fullest extent permitted by any such amended law. Any repeal or modification of this Article TENTH shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation at or prior to the time or such repeal or modification.

               ELEVENTH: From time to time any of the provisions of the Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws. All rights at any time conferred upon the stockholders of the Corporation by the Certificate of Incorporation are granted subject to the provisions of this Article ELEVENTH.

               IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by the undersigned Incorporator this 14th day of January, 1993.



                                   /s/ Hilary B. Miller
                                   --------------------
                                       Hilary B. Miller



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